EXHIBIT 23.1

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Body Central Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

Jacksonville, Florida

February 8, 2013